Exhibit 99.1

DYNAVAX

DYNAVAX TECHNOLOGIES

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Contact:

Michael Ostrach

Vice President and Chief Business Officer

510-665-7257

mostrach@dynavax.com

DYNAVAX SELECTS CLINICAL CANDIDATE IN UNIVERSAL FLU VACCINE PROGRAM

BERKELEY, CA - February 25, 2010 - Dynavax Technologies Corporation (Nasdaq: DVAX) announced today that it has selected a clinical vaccine candidate for its novel Universal Flu program, completed key preclinical studies, and is reviewing clinical plans with the FDA in anticipation of initiating a Phase I study by mid-year. Dynavax also said that the trial will be conducted at centers that are members of the Vaccine Testing and Evaluation Units (VTEUs) of the National Institute for Allergy and Infectious Disease (NIAID/NIH). Specifically, Dynavax will collaborate with Dr. Robert B. Belshe, Principal Investigator of the VTEU at St. Louis University in St. Louis, MO and with Dr. Wendy A. Keitel, Principal Investigator, of the VTEU at Baylor University in Houston, TX. Dynavax made its comments today in connection with a Workshop on Influenza Vaccinology sponsored by the President's Council of Advisors on Science and Technology in Washington, D.C.

According to Dino Dina, M.D., President and CEO, "As new pandemic threats such as the H1N1 epidemic of the 2009 flu season emerge, it is becoming increasingly clear that our Universal Flu approach represents an important intervention with the potential to provide broad protection against new strains of the influenza virus. We expect the initial data, including evidence of the biological activity of the vaccine's proprietary components, to be available this year."

Dynavax indicated that a GLP toxicity study demonstrated that its Universal Flu vaccine candidate is well-tolerated, and clinical material for the upcoming trial has been manufactured. Through the addition of two highly conserved antigens, known as NP and M2e, linked to a proprietary TLR9 agonist, Dynavax's Universal Flu vaccine is designed to offer protection against divergent influenza strains, increase the efficacy of standard vaccines, and potentially reduce the dose of vaccine to extend the quantity available during a pandemic.

Dynavax presented data on its Universal Flu vaccine at two medical conferences in 2009: Third International Conference on Influenza Vaccines for the World in Cannes, France April 27 - 30, 2009 and the Twelfth Annual Conference on Vaccine Research in Baltimore, Maryland April 27 - 29, 2009. The presentations titled "A Universal Influenza Vaccine: Generating Broad Immunity Using an M2e/NP Fusion Protein" are posted on Dynavax's website at http://investors.dynavax.com/events.cfm.

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Dynavax's research and development program has been partially funded by grants from the National Institutes of Health (NIH). Dynavax has a worldwide supply and option agreement with Novartis Vaccines and Diagnostics, Inc. for the Universal Flu vaccine program and is exploring grants and other sources of funding for the Phase 1 clinical trial program.

About Dynavax's Universal Flu Vaccine

Standard annual flu vaccines are designed to provide protection against the three strains of the influenza virus that are predicted to be most prevalent in an upcoming flu season. As such, these vaccines do not provide protection against divergent strains that emerge unexpectedly.

Dynavax's novel Universal Flu vaccine is designed to offer protection against divergent strains as well as increase the efficacy and potentially reduce the dose of standard flu vaccine. This unique approach is based on combining two highly conserved antigens and Dynavax's proprietary second-generation TLR9 agonist with standard flu vaccines:

  Two highly conserved antigens NP and M2e offer protection against divergent strains

Dynavax's Universal Flu vaccine includes two conserved antigens, NP and M2e, which are present in all flu strains. NP, or nucleoprotein, is highly conserved across human and animal strains, while M2e, the extracellular domain of the matrix 2 protein, is conserved but with some variations among species. NP provides cytotoxic T-cell protection and M2e offers protective antibodies for protection against divergent strains.

  Dynavax's proprietary second-generation TLR9 agonist to enhance efficacy and enable dose-sparing

The conserved antigens NP and M2e are linked to Dynavax's proprietary second-generation TLR9 agonist. This approach has demonstrated the potential to boost the immune response and enable dose sparing, which could extend the quantity of standard flu vaccine available during a pandemic.

  Standard flu vaccine

Dynavax's Universal Flu vaccine combines the conserved antigens NP and M2e with the Company's proprietary TLR9 agonist and the standard vaccine, which provides neutralizing antibodies. The Company's proprietary component (NP/M2e-ISS) could be combined with any standard flu vaccine, including standard trivalent influenza vaccine (TIV), and emerging strains such as H5N1 or H1N1.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious diseases. The Company's lead product candidate is HEPLISAV(TM), an investigational adult hepatitis B vaccine designed to enhance protection more rapidly and with fewer doses than current licensed vaccines. For more information, visit www.dynavax.com.

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Forward-looking Statements

This press release contains "forward-looking statements," including statements related to our Universal Flu vaccine, including the anticipated timing and investigators for the initial clinical trial, the availability of resulting data and the potential of the vaccine. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including difficulties or delays in discovery or development, initiation and completion of preclinical or clinical studies, the results of those studies and the impact of those results on the initiation and completion of subsequent studies and issues arising in the regulatory process; achieving our Novartis agreement objectives; our ability to obtain additional financing to support our operations; and other risks detailed in the "Risk Factors" section of our current periodic reports filed with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

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